Exhibit 99.2

CrossAmerica Partners LP Reports Second Quarter 2017 Results

-	Reported Second Quarter 2017 Operating Income of $2.7 million and a Net Loss of $4.0 million, which includes a $6.5 million one-time charge related to CST merger related expenses
-	Generated Second Quarter 2017 Adjusted EBITDA of $27.8 million and Distributable Cash Flow of $21.2 million, respectively
-	Reported Second Quarter 2017 Gross Profit for the Wholesale Segment of $31.6 million or a 9% increase when compared to the Second Quarter 2016
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.6225 per limited partner unit attributable to the Second Quarter 2017

Allentown, PA August 7, 2017 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2017.

“Due to our prior acquisitions and integration efforts, we modestly grew Adjusted EBITDA for our investors in the second quarter, allowing us to increase our distribution for the 13th consecutive quarter,” said Jeremy Bergeron, President and CEO of CrossAmerica.  “With our pending acquisition of assets from Jet Pep in Alabama, we are off to a great start with Circle K as our general partner, as we execute our enhanced growth strategy together.”

Three Months

Consolidated Results

Operating income was $2.7 million for the second quarter 2017 compared to $9.4 million achieved in the second quarter 2016. EBITDA was $16.1 million for the three month period ended June 30, 2017 compared to $23.1 million for the same period in 2016.  Included in operating income and EBITDA for the second quarter 2017 is a $6.5 million charge recorded upon the closing of the CST Brands, Inc. (“CST”) and Alimentation Couche-Tard Inc. (“Couche-Tard”) merger, which was completed on June 28, 2017, for separation benefits and retention bonuses.  Adjusted EBITDA was $27.8 million for the second quarter 2017 compared to $27.1 million for the same period in 2016, representing an increase of 2%.  The increase in Adjusted EBITDA was due primarily to an increase in the gross profit at CrossAmerica's wholesale segment from both motor fuel and rental income. (Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).

Wholesale Segment

During the second quarter 2017, CrossAmerica’s wholesale segment generated $31.6 million in gross profit compared to $29.1 million in gross profit for the second quarter 2016, representing a 9% increase.  The Partnership distributed, on a wholesale basis, 266.5 million gallons of motor fuel at an average wholesale gross profit of $0.056 per gallon, resulting in motor fuel gross profit of $14.9 million. For the three month period ended June 30, 2016, CrossAmerica distributed, on a wholesale basis, 265.9 million gallons of fuel at an average wholesale gross profit of $0.054 per gallon, resulting in motor fuel gross profit of $14.3 million. The increase in motor fuel gross profit was primarily due to an increase in payment discounts and incentives due to the increase in motor fuel prices as a result of the increase in crude oil prices, increased dealer-tank wagon (DTW) margins as a result of the movements in crude prices throughout both periods and incremental volumes from the State Oil acquisition.  The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil.  The average daily spot price of West Texas Intermediate crude oil increased approximately 6% to $48.10 per barrel during the second quarter 2017 as compared to $45.46 per barrel during the same period in 2016.  This had a positive impact on payment terms discounts that the Partnership receives from its suppliers.

CrossAmerica’s gross profit from Rent and Other for the wholesale segment, which primarily consists of rental income, was $16.7 million for the second quarter 2017 compared to $14.8 million for the same period in 2016. The increase of 13% in Rent and Other was primarily associated with the State Oil acquisition completed in September 2016 and the continued conversion of company-operated stores to lessee dealer sites, partially offset by 25 DMS sites being converted to commission agent sites in 2016, which resulted in rent income from these 25 sites being included in the retail segment rather than the wholesale segment.

Adjusted EBITDA for the wholesale segment was $27.7 million for the second quarter of 2017 compared to $25.9 million for the same period in 2016.  As discussed above, the year-over-year improvement was driven by an increase in wholesale gross profit per gallon and in rental income during the quarter (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the second quarter 2017, the Partnership sold 40.6 million gallons of motor fuel at an average retail motor fuel gross profit of $0.051 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profits of $2.1 million. For the same period in 2016, CrossAmerica sold 40.8 million gallons in its retail segment at an average gross profit of $0.058 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.4 million. The decline in motor fuel gross profit is primarily due to a decline in gallons sold related to the Partnership's execution of its dealerization strategy of converting company-operated stores to dealer-operated sites, as well as lower retail margins realized with the commission agent class of trade.

During the quarter, the Partnership generated $6.8 million in gross profit from merchandise and services versus $8.0 million for the same period in 2016.  Gross profit from Rent and Other increased $0.1 million primarily from 25 DMS sites being converted to commission agent sites in 2016, which resulted in rent income from these 25 sites being included in the retail segment rather than the wholesale segment.  Operating expenses for the retail segment decreased $0.2 million from $8.7 million for the second quarter 2016 to $8.5 million for the second quarter 2017.  Adjusted EBITDA for the retail segment was $1.5 million for the second quarter 2017 compared to $2.7 million for the same period in 2016.  The decreases in merchandise and services gross profit, operating expenses and Adjusted EBITDA were primarily due to the Partnership's dealerization strategy of converting company-operated stores to dealer-operated sites. (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $21.2 million for both the three month periods ended June 30, 2017 and 2016.  The flat Distributable Cash Flow was due primarily to an increase in EBITDA driven by the wholesale segment’s increase in motor fuel gross profit and rental income, partially offset by an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions.  The Distribution Coverage Ratio was 1.01 times for the three months ended June 30, 2017 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Six Months

Operating income was $8.3 million for the six months ended June 30, 2017 compared to $15.3 million achieved in the same period of 2016.  EBITDA was $35.1 million for the six month period ended June 30, 2017 compared to $41.3 million for the same period in 2016.  Included in operating income and EBITDA in 2017 is a $6.5 million charge recorded upon the closing of the CST and Couche-Tard merger, which was completed on June 28, 2017, for separation benefits and retention bonuses.  Adjusted EBITDA was $51.5 million for the six month period ended June 30, 2017 compared to $49.3 million for the same period in 2016, representing an increase of 4%.  The increase in Adjusted EBITDA was due primarily to an increase in the gross profit at the Partnership's wholesale segment primarily driven by an increase in both motor fuel gross profit and rental income (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Subsequent Event

On August 7, 2017, it was announced that CrossAmerica had entered into a definitive agreement to acquire certain assets of Holly Pond, AL based Jet Pep, Inc. for a total consideration of $72 million. The assets consist of 102 commission operated retail sites, including 92 fee sites, 5 lease sites and 5 independent commission accounts.  The locations sold nearly 91 million gallons of unbranded fuel in 2016.

The acquisition is subject to customary conditions to closing and is expected to close in the calendar fourth quarter of 2017.  The Partnership expects the acquisition to be accretive to distributable cash flow to limited partners.

Liquidity and Capital Resources

As of August 4, 2017, after taking into consideration debt covenant constraints, approximately $90.1 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.

Distributions

On July 26, 2017, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.6225 per limited partner unit attributable to the second quarter of 2017.  As previously announced, the distribution will be paid on August 14, 2017 to all unitholders of record as of August 7, 2017.  The amount and timing of any future distributions is subject to the discretion of the Board (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Conference Call

The Partnership will host a conference call on August 8, 2017 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss second quarter 2017 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://www.crossamericapartners.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CrossAmerica website at www.crossamericapartners.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues(a)	$528,789	$512,644	$998,075	880,384
Costs of sales(b)	487,167	472,129	919,007	802,679
Gross profit	41,622	40,515	79,068	77,705

Income from CST Fuel Supply equity interests	3,830	4,245	7,433	8,296
Operating expenses:
Operating expenses	16,222	16,119	31,482	31,530
General and administrative expenses	11,920	4,921	17,737	11,926
Depreciation, amortization and accretion expense	14,278	14,262	28,626	27,162
Total operating expenses	42,420	35,302	77,845	70,618
Loss on sales of assets, net	(314)	(102)	(358)	(106)
Operating income	2,718	9,356	8,298	15,277
Other income, net	127	316	245	434
Interest expense	(6,795)	(5,704)	(13,497)	(10,769)
Income (loss) before income taxes	(3,950)	3,968	(4,954)	4,942
Income tax expense (benefit)	49	338	(2,652)	(457)
Consolidated net income (loss)	(3,999)	3,630	(2,302)	5,399
Less: net income (loss) attributable to noncontrolling interests	(6)	4	(5)	6
Net income (loss) attributable to CrossAmerica limited partners	(3,993)	3,626	(2,297)	5,393
IDR distributions	(1,055)	(820)	(2,047)	(1,579)
Net income (loss) available to CrossAmerica limited partners	$(5,048)	$2,806	$(4,344)	$3,814

Net income (loss) per CrossAmerica limited partner unit:
Basic earnings per common unit	$(0.15)	$0.08	$(0.13)	$0.11
Diluted earnings per common unit	$(0.15)	$0.08	$(0.13)	$0.11
Basic and diluted earnings per subordinated unit	n/a	n/a	n/a	$0.11

Weighted-average CrossAmerica limited partner units:
Basic common units	33,798,905	33,283,489	33,694,116	30,879,426
Diluted common units(c)	33,806,925	33,292,023	33,717,612	30,928,204
Basic and diluted subordinated units	—	—	—	2,315,385
Total diluted common and subordinated units(c)	33,806,925	33,292,023	33,717,612	33,243,589

Distribution paid per common and subordinated unit	$0.6175	$0.5975	$1.2300	$1.1900
Distribution declared (with respect to each respective period) per common and subordinated unit	$0.6225	$0.6025	$1.2400	$1.2000
Supplemental information:
(a) Includes excise taxes of:	$20,094	$20,311	$38,647	$40,204
(a) Includes revenues from fuel sales to related parties of:	$95,592	$107,131	$180,421	180,439
(a) Includes rental income of:	$22,005	$20,351	$43,446	39,882
(b) Includes rental expense of:	$4,926	$5,019	$9,717	9,767
(c) Diluted common units were not used in the calculation of diluted earnings per common unit for the three and six months ended June 30, 2017 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gross profit:
Motor fuel–third party	$9,037	$7,512	$16,902	$13,126
Motor fuel–intersegment and related party	5,854	6,807	11,335	12,918
Motor fuel gross profit	14,891	14,319	28,237	26,044
Rent and other	16,696	14,770	32,666	28,899
Total gross profit	31,587	29,089	60,903	54,943
Income from CST Fuel Supply equity(a)	3,830	4,245	7,433	8,296
Operating expenses	(7,739)	(7,434)	(15,006)	(13,298)
Adjusted EBITDA(b)	$27,678	$25,900	$53,330	$49,941
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	390	384	390	384
Lessee dealers(e)(f)	434	361	434	361
Total motor fuel distribution–third party sites	824	745	824	745
Motor fuel–intersegment and related party
DMS (related party)(f)	151	184	151	184
CST (related party)	43	43	43	43
Commission agents (Retail segment)(f)	82	65	82	65
Company operated retail sites (Retail segment)(g)	71	77	71	77
Total motor fuel distribution–intersegment and related party sites	347	369	347	369
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	822	739	822	711
Motor fuel-intersegment and related party distribution	357	380	360	393
Total motor fuel distribution sites	1,179	1,119	1,182	1,104
Volume of gallons distributed (in thousands)
Third party	169,914	160,551	321,594	297,916
Intersegment and related party	96,597	105,359	183,337	204,156
Total	266,511	265,910	504,931	502,072

Wholesale margin per gallon	$0.056	$0.054	$0.056	$0.052

(a)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—Non-GAAP Financial Measures.”
(c)	In addition, as of June 30, 2017 and 2016, CrossAmerica distributed motor fuel to 14 sub-wholesalers who distributed to additional sites.
(d)

The increase in the independent dealer site count was primarily attributable to 25 wholesale fuel supply contracts acquired in the State Oil Assets acquisition, partially offset by a net 19 terminated motor fuel supply contracts that were not renewed.

(e)

The increase in the lessee dealer site count was primarily attributable to converting 9 company operated retail sites in the Retail segment to lessee dealers in the Wholesale segment and the 49 sites acquired in the September 2016 State Oil Assets acquisition.

(f)

During the fourth quarter of 2016, the Partnership recaptured 25 sites from DMS and operated them as commission agent sites. During the second quarter of 2017, CrossAmerica converted some of these recaptured sites to lessee dealers.

(g)	The decrease in the company operated retail site count was primarily attributable to company operated retail sites being converted to lessee dealer sites.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gross profit:
Motor fuel	$2,076	$2,361	$3,239	$4,890
Merchandise and services	6,789	8,033	12,550	15,748
Rent and other	1,156	1,019	2,370	1,992
Total gross profit	10,021	11,413	18,159	22,630
Operating expenses	(8,483)	(8,685)	(16,476)	(18,232)
Inventory fair value adjustments(a)	—	—	—	91
Adjusted EBITDA(b)	$1,538	$2,728	$1,683	$4,489

Retail sites (end of period):
Commission agents(c)	82	65	82	65
Company operated retail sites(d)	72	80	72	80
Total system sites at the end of the period	154	145	154	145

Total system operating statistics:
Average retail fuel sites during the period(c)(d)	163	150	166	162
Motor fuel sales (gallons per site per day)	2,734	2,984	2,573	2,751
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.051	$0.058	$0.042	$0.060

Commission agents statistics:
Average retail fuel sites during the period(c)	91	65	94	66
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.010	$0.019	$0.011	$0.018

Company operated retail site statistics:
Average retail fuel sites during the period(d)	72	85	72	96
Motor fuel gross profit per gallon, net of credit card fees	$0.097	$0.091	$0.078	$0.094
Merchandise and services gross profit percentage, net of credit card fees	24.5%	24.1%	24.3%	24.7%

(a)	The inventory fair value adjustment represents the expensing of the step-up in value ascribed to inventory acquired in the Franchised Holiday Stores acquisition.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Results of Operations—Non-GAAP Financial Measures” below.
(c)

During the fourth quarter of 2016, the Partnership recaptured 25 sites from DMS and operated them as commission agent sites. During the second quarter of 2017, CrossAmerica converted some of these recaptured sites to lessee dealers.

(d)	The decrease in company operated retail sites relates to the conversion of company operated retail sites to lessee dealer sites.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio.  EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unit-holders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss) available to CrossAmerica limited partners	$(5,048)	$2,806	$(4,344)	$3,814
Interest expense	6,795	5,704	13,497	10,769
Income tax expense (benefit)	49	338	(2,652)	(457)
Depreciation, amortization and accretion	14,278	14,262	28,626	27,162
EBITDA	16,074	23,110	35,127	41,288
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(a)	4,144	3,343	8,310	6,625
Loss on sales of assets, net	314	102	358	106
Acquisition-related costs(b)	7,236	563	7,709	1,223
Inventory fair value adjustments	—	—	—	91
Adjusted EBITDA	27,768	27,118	51,504	49,333
Cash interest expense	(6,488)	(5,354)	(12,645)	(10,049)
Sustaining capital expenditures(c)	(358)	(198)	(722)	(329)
Current income tax expense	239	(365)	(120)	(465)
Distributable Cash Flow	$21,161	$21,201	$38,017	$38,490
Weighted average diluted common and subordinated units	33,807	33,292	33,718	33,244
Distributions paid per limited partner unit(d)	$0.6175	$0.5975	$1.2300	$1.1900
Distribution Coverage Ratio(e)	1.01x	1.07x	0.92x	0.97x
(a)

As approved by the independent conflicts committee of the Board and the executive committee of CST and its board of directors, the Partnership and CST mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses. Acquisition-related costs for the three and six months ended June 30, 2017 include severance and benefit expenses and retention bonuses paid to certain EICP participants associated with CST’s merger with Couche-Tard.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)

On July 26, 2017, the Board approved a quarterly distribution of $0.6225 per unit attributable to the second quarter of 2017. The distribution is payable on August 14, 2017 to all unitholders of record on August 7, 2017.

(e)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted EBITDA - Wholesale segment	$27,678	$25,900	$53,330	$49,941
Adjusted EBITDA - Retail segment	1,538	2,728	1,683	4,489
Adjusted EBITDA - Total segment	$29,216	$28,628	$55,013	$54,430
Reconciling items:
Elimination of intersegment profit in ending inventory balance	14	13	6	132
General and administrative expenses	(11,920)	(4,921)	(17,737)	(11,926)
Other income, net	127	316	245	434
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	4,144	3,343	8,310	6,625
Acquisition-related costs	7,236	563	7,709	1,223
Net (income) loss attributable to noncontrolling interests	6	(4)	5	(6)
IDR distributions	(1,055)	(820)	(2,047)	(1,579)
Consolidated Adjusted EBITDA	$27,768	$27,118	$51,504	$49,333

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Motiva, Equilon, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, Director – Investor Relations, 210-692-2160

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.